UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 17, 2006

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street,
Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408)519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

TiVo sued EchoStar Communications Corp., or ECC in Federal District Court on January 5, 2004, alleging that ECC and certain subsidiaries are violating U.S. Patent No. 6,233,389 issued to TiVo in May 2001, known as the “Time Warp” patent. The Time Warp patent discloses systems and methods for the simultaneous storage and playback of programs, supporting advanced capabilities such as pausing live television, fast-forwarding, rewinding, instant replays, and slow motion. On April 13, 2006, a Marshall, Texas jury concluded that ECC had willfully infringed TiVo’s Time Warp patent.

On August 17, 2006 U.S. District Court Judge David Folsom granted our motion for permanent injunction to prevent ECC from making, using, offering for sale or selling in the United States their DVR products at issue in the case (DP-501, DP-508, DP-510, DP-721, DP-921, DP-522, DP-625, DP-942, and all EchoStar DVRs that are not more than colorably different from any of these products). Judge Folsom also ordered ECC to pay us approximately $74.0 million in damages as awarded by the jury, prejudgment interest at the prime rate through July 31, 2006 of approximately $5.6 million, and supplemental damages for infringement through July 31, 2006 in the amount of approximately $10.3 million. Judge Folsom denied ECC’s request to stay the injunction pending appeal. The injunction extends to all of ECC’s affiliates, employees, agents and representatives, and any persons in active concert or participation with them who have notice of the order. The Judge’s ruling is final and is appealable.

On August 18, 2006, the Federal Circuit Court of Appeals’ temporarily stayed the District Court’s injunction until it receives our response and considers the filings submitted by the parties and decides whether a stay should be in effect for the duration of the appeals process. Our response is due August 23, 2006. The Court stated that the temporary stay was not based on a consideration of the merits and rather was granted to preserve the status quo while the Court considers the parties’ filings.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: August 22, 2006	By:	/s/ Matthew Zinn
Matthew Zinn
Senior Vice President, General Counsel, Secretary, Chief Privacy Officer

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